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                                                                   EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectuses constituting part of The Seagram Company Ltd. Registration Statements on Form S-3 (Numbers 2-99681, 33-42959, 33-42877, 33-67772, 333-4134 and 333-4136) and
the Registration Statements on Form S-8 (Numbers 33- 27194, 33-2043, 33-49096, 33-60606, 33-99122 and 333-19059) of our report dated August 13, 1997 appearing on Page 74 of the Annual Report to the Shareholders of The Seagram Company Ltd. for the fiscal year ended June 30, 1997, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on Page 26 of this Form 10-K.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

New York, N.Y.
September 26, 1997